Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-115562

November 3, 2004

Prospectus Supplement No. 1
To the Prospectus Dated June 2, 2004

of

BULLDOG TECHNOLOGIES INC.

Relating to

5,224,320 Shares of Common Stock of Bulldog Technologies Inc.

        This prospectus supplement supplements our prospectus dated June 2, 2004, relating to the sale by certain selling stockholders of up to 5,224,320 shares of common stock of Bulldog Technologies Inc. held by or issuable to the selling stockholders:

— up to 2,219,611 shares of common stock issued to certain selling stockholders in a private placement on April 13, 2004;

— up to 1,664,709 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in connection with the private placement on April 13, 2004;

— up to 520,000 shares of common stock issued to certain selling stockholders in a private placement on November 7, 2003;

— up to 520,000 shares of common stock issuable to certain selling stockholders assuming the exercise of outstanding common share purchase warrants issued in connection with the private placement on November 7, 2003; and

— up to 300,000 shares of common stock issued on November 10, 2003 in connection with the acquisition of Bulldog Technologies Inc. (Nevada).

        You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

WARRANTS

April 2004 Private Placement

The following information supplements the information contained in the prospectus at page 12:

        We reduced the exercise price of the Series B share purchase warrants to $1.90 per share if exercised on or before November 5, 2004 at 5:00 p.m., Pacific time. If not exercised by such date and time, the Series B share purchase warrants will be exercisable at the original exercise price of $2.25 per share. The expiry date of the Series B share purchase warrants is February 2, 2005. All other terms and conditions of the warrants remain unchanged.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.